Investor and Media Contact:

Fredrik Wiklund

Senior Director, Investor Relations &

Corporate Development

fredrik.wiklund@tercica.com

Tercica Reports Second Quarter 2007 Financial Results;

--Company Increases Increlex 2007 Revenue Guidance--

BRISBANE, Calif. (Aug. 2, 2007) - Tercica, Inc. (Nasdaq: TRCA) today announced financial results for the quarter ended June 30, 2007. Net product sales totaled $2.0 million, compared with $166,000 in the second quarter of 2006. Net loss for the quarter was $12.8 million, or $0.26 per share, compared to a net loss of $14.7 million, or $0.39 per share, for the second quarter of 2006.

Cash, cash equivalents and short-term investments as of June 30, 2007 were $98.0 million, compared to $110.7 million as of March 31, 2007.

Financial Guidance

Tercica had previously guided that Increlex® 2007 revenues would be approximately $7-$8 million. Based on results to date, Tercica now expects that Increlex 2007 revenues will be approximately $9-$10 million. Assuming receipt of an approximate 15 million (Euros) European-approval milestone payment for Increlex® and issuance to Ipsen of a Somatuline® Autogel® approval-related convertible note of $15 million for cash, Tercica now expects to end 2007 with $100-$105 million in cash.

"The second quarter was very productive for Tercica. Increlex quarter over quarter revenue increase continues to accelerate, allowing us to raise our 2007 revenue guidance. In July, we announced an important collaboration with Genentech to develop two next-generation growth hormone products with the potential to capture a significant share of, and possibly expand, the $2.5 billion growth hormone market," said John A. Scarlett, M.D., Tercica's President and Chief Executive Officer. "Our next major milestone is the August 30, 2007 PDUFA date for Somatuline Autogel, followed by its U.S. launch subject to FDA approval," added Dr. Scarlett.

Recent Highlights and Updates

Increlex®

  Increlex® net product sales increased by approximately 81% to $2.0 million in the second quarter of 2007, compared with $1.1 million in the first quarter of 2007.

  As of June 30, 2007, a cumulative total of approximately 484 patients had received reimbursement approval.
  In May, 2007, the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMEA) adopted a positive opinion recommending marketing authorization for Increlex® for the long-term treatment of growth failure in children and adolescents with severe primary insulin-like growth factor-1 deficiency (severe Primary IGFD)
  As of July, 2007, patient enrollment had been completed in both MS301, a Phase IIIb study evaluating the use of Increlex® in patients with Primary IGFD, as well as for MS308, an exploratory study evaluating the use of the current formulation of Increlex® administered as once-daily injections.

Somatuline® Autogel®

  On January 15, 2007, Ipsen received notice that the U.S. Food and Drug Administration (FDA) accepted the filing of its New Drug Application (NDA) for Somatuline® Autogel® (60, 90, 120 mg) in the United States as a 28-day sustained-release formulation to treat patients with acromegaly. Pursuant to Prescription Drug User Fee Act (PDUFA) guidelines, Tercica expects the FDA will complete its review or otherwise respond to the Somatuline® Autogel® NDA by August 30, 2007.

  Tercica has begun enrollment in an open-label clinical study of Somatuline® Autogel®, the SALSA trial, to assess self or partner administration in patients with acromegaly.

Next-Generation Growth Hormone/IGF-1 Combination Products

  On July 10, 2007 Tercica announced an agreement with Genentech, Inc. for the development, manufacture and worldwide commercialization of two next-generation growth hormone products, containing Genentech's recombinant human growth hormone Nutropin AQ® and Tercica's recombinant human IGF-1 Increlex® for the treatment of short stature, adult growth hormone deficiency (AGHD), and potentially other metabolic disorders.

Conference Call and Webcast Information

Tercica's senior management team will review first quarter financial results via a conference call and webcast today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). To access the live teleconference, please dial 888-803-8296 (U.S.) or 706-634-1250 (international), and reference the conference ID# 1125720. To access the webcast, please go to the Events page on the Investors section of the Company's Web site at www.tercica.com.

A telephone replay will be available approximately two hours after the call for 48 hours by dialing (800) 642-1687 from the U.S., or (706) 645-9291 for international callers, and entering reservation number 1125720. A replay of the webcast will be available on the Company's Web site for 21 days at www.tercica.com.

About Tercica

Tercica is a biopharmaceutical company committed to improving endocrine health by partnering with the endocrine community to develop and commercialize new therapeutics for short stature and other metabolic disorders. For further information on Tercica, please visit www.tercica.com.

Safe Harbor Statement

Except for the historical statements contained herein, this press release contains forward-looking statements concerning the Company's prospects and expectations, including without limitation, that the Company: (A) expects that Increlex™ 2007 revenues will be approximately $9 million to $10 million, and (with certain assumptions) expects to end 2007 with $100 million to $105 million in cash; (B) expects the FDA will complete its review or otherwise respond to the Somatuline® Autogel® NDA by August 30, 2007, and subject to FDA approval, expects to launch the drug; and (C) looks forward to an acceleration in increase of Increlex quarter over quarter revenue. Because Tercica's forward-looking statements are subject to risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, risks and uncertainties related to the following: (i) regarding (A) and (C) above, physicians may not prescribe Increlex™ at the rate Tercica expects; (ii) regarding (B) above, the FDA may not complete its review of the Somatuline® Autogel® NDA by August 30, 2007 and/or may deny marketing approval; (iii) regarding (A) above, there may be significant unexpected expenditures and/or the assumptions may be incorrect; and (iv) the risks and uncertainties disclosed from time- to-time in reports filed by Tercica, including most recently Tercica's Form 10-Q for the quarter ending March 31, 2007 filed with the SEC on May 4, 2007. Tercica disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

TERCICA, INC.

(In thousands, except per share data)

(Unaudited)
Statements of Operations	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Net revenues
Net product sales	$ 2,048	$ 166	$ 3,139	$ 251
License revenue	194	-	388	-

Total net revenues	2,242	166	3,527	251

Costs and expenses:
Cost of sales	1,599	557	2,152	640
Research and development*	4,101	4,596	9,013	9,226
Selling, general and administrative*	10,556	10,586	20,153	21,090
Total costs and expenses	16,256	15,739	31,318	30,956

Loss from operations	(14,014)	(15,573)	(27,791)	(30,705)

Interest expense	190	-	378	-
Interest and other income, net	1,397	889	2,968	1,752
Net loss	$ (12,807)	$ (14,684)	$ (25,201)	$ (28,953)

Basic and diluted net loss per share	$ (0.26)	$ (0.39)	$ (0.50)	$ (0.79)
Shares used to compute basic and diluted net loss per share	50,178	37,508	50,161	36,579

* Includes non-cash stock-based compensation expense as follows:
Research and development	$ 525	$ 548	$ 1,049	$ 977
Selling, general and administrative	1,110	1,099	2,087	1,787
Total	$ 1,635	$ 1,647	$ 3,136	$ 2,764

	June 30,	December 31,
	2007	2006

Balance Sheet Data
Cash, cash equivalents and short-term investments	$ 98,007	$ 125,575
Restricted short-term investments	340	340
Total assets	116,625	137,687
Total liabilities	48,343	47,756
Total stockholders' equity	68,282	89,931

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